Exhibit 99.3

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

May 31, 2024

The Board of Directors

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

Re: Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities“) hereby consents to (i) the inclusion of our opinion letter dated March 10, 2024 (the “Opinion”) to the Board of Directors of EQT Corporation (“EQT”) as Annex C to the joint proxy statement/prospectus in connection with the proposed merger involving EQT and Equitrans Midstream Corporation, which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of EQT that is being filed on or promptly after the date hereof with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by EQT.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such joint proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ William Keith Burba
William Keith Burba
Senior Managing Director